EXHIBIT 99
FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
May 11, 2005	Swank, Inc.
Taunton, MA 02780
(508) 822-2527

SWANK, INC.
NEW YORK, NY

SWANK, INC. REPORTS IMPROVED OPERATING RESULTS FOR THE QUARTER ENDED
MARCH 31, 2005

NEW YORK, May 11, 2005 -- John Tulin, President of SWANK, INC., (OTC:SNKI), today reported improved net sales and operating results before non-recurring items for the Company's first quarter ended March 31, 2005:
(In thousands except shares and per share)
	Three months
	Ended March 31
	2005	2004

Net sales	$ 19,243	$ 18,902

(Loss) from operations before income tax and non-recurring items	(946)	(1,890)

(Gain) on termination of lease and other non-recurring items	(75)	(1,090)

(Loss) from operations	(871)	(800)

Net (loss)	$ (871)	$ (800)

Share and per share information:

Basic and diluted weighted average common shares outstanding	5,522,490	5,522,490

Basic and diluted net (loss) per common share outstanding	$ (.16)	$ (.14)

          The Company's operating loss before non-recurring items was $946,000 for the quarter ended March 31, 2005 compared to an operating loss before non-recurring items of $1,890,000 for the corresponding quarter last year. After non-recurring gains of $75,000 in 2005 and $1,090,000 in 2004 related to the termination of the lease on the Company's former Norwalk, Connecticut belt manufacturing facility, the net loss for the first quarter of 2005 was $871,000 compared to a net loss of $800,000 for the first quarter of the prior fiscal year.

          Commenting on the results for the quarter, John Tulin, President, said "Operating results improved, as the Company's first quarter operating loss was approximately half of what it was last year, in each case before non-recurring items. Results, exclusive of one-time gains, improved by $944,000 thanks largely to increased net sales of men's jewelry and improved margins for the Company's belt merchandise. Net sales of men's jewelry increased 42% during the quarter. The return to dressier men's fashions, combined with

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May 11, 2005	Page 2

the emergence of the casual French cuffed shirt as a fashion trend, increased the demand for the Company's various jewelry collections, especially among younger shoppers. We anticipate a continuation of these trends into the fall as department stores and other retailers seek to expand their men's jewelry presentations. Swank continues to be the leading distributor of men's costume jewelry to Tier 1 and Tier 2 department stores, which puts us in an excellent position to take full advantage of these changing fashion trends."

          Mr. Tulin continued, "Our Kenneth Cole belt business also performed extremely well during the quarter. The growing success of our Kenneth Cole Reaction collection has been particularly encouraging. While we believe that the strength of Swank's brand portfolio and merchandise collections will serve us well in continuing to meet the expectations of our retail customers, we are somewhat concerned over the prospect of higher interest rates and energy prices dampening consumer spending."

          During the first quarter of 2004, the Company and the landlord of its former Norwalk facility entered into an agreement under which the lease for that facility was terminated effective April 1, 2004. The Company recorded a non-recurring gain of $1,090,000 during the first quarter of 2004 in connection with the lease termination which reflected the recognition of the remaining balance of a deferred gain in the amount of $3,348,000 on the sale of the Norwalk property recorded in 2001. That gain was offset in part by $2,084,000 in costs associated with the lease termination and $174,000 in severance and other costs in connection with certain employee terminations. During the quarter ended March 31, 2005, the Company paid the landlord $925,000 to settle all of its remaining obligations under the termination agreement and recorded a gain of $75,000 to recognize the difference between the amount of the liability outstanding under the termination agreement and the final amount paid.

          Net sales for the three-months ended March 31, 2005 increased $341,000 or 1.8% compared to the first quarter of 2004. The increase during the quarter was principally due to higher net sales of men's jewelry offset in part by a decrease in men's belt net sales. Net sales of the Company's jewelry merchandise increased 42% during the quarter compared to the first quarter last year mainly due to additional shipments of both branded and private label collections to retail customers. The decrease in net sales of the Company's men's belts was mainly due to a large initial order that was shipped during the quarter ended March 31, 2004 associated with the launch of a private label merchandise program to a new customer, offset in part by increases in the Company's "Kenneth Cole" belt business. During the past year, the Company has significantly expanded the distribution of both its "Kenneth Cole Reaction" and "Kenneth Cole Signature" belt assortments. Gross shipments to the Company's international customers also increased $749,000 or 68% during the quarter. The increase was primarily due to higher shipments of men's belts and personal leather

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goods to certain European distributors affiliated with one of the Company's licensors as well as sales increases generally to a number of the Company's international customers .

          Gross profit for the quarter ended March 31, 2005 increased $608,000 or 11.0% compared to the first quarter of 2004. Gross profit expressed as a percentage of net sales improved 264 basis points during the quarter to 31.9% from 29.3% last year. The improvement in margin was primarily due to the significant increase in net sales of the Company's men's jewelry merchandise, and higher gross margins for men's belts, offset in part by increased inventory-related costs, primarily associated with sales of off-price merchandise, and higher product royalty expense. The improvement in belt margins and increase in royalty expense during the quarter was mainly due to a change in sales mix that favored certain higher-margin branded merchandise compared to the same period last year. Royalty expense was also affected during the quarter by an increase in certain minimum obligations relative to the corresponding period in 2004.

          Selling and administrative expenses for the quarter decreased $333,000 or 4.6% to $6,848,000 compared to the first quarter of 2004 and, expressed as a percentage of net sales, were 35.6% and 38.0% for the quarters ended March 31, 2005 and 2004 respectively. The decrease was mainly due to lower professional fees, decreased compensation for administrative personnel, and reductions in freight and merchandising expenses, all offset in part by increases in certain sales and distribution costs, principally compensation for sales employees and in-store merchandising expenses.

          Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

          Swank designs and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", "Geoffrey Beene", "Claiborne", "Guess?", "Pierre Cardin", "Field & Stream", "City of London", "Colours by Alexander Julian", and "Swank". Swank also distributes men's jewelry and leather items to retailers under private labels.

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